Exhibit 10.10

BARE ESCENTUALS, INC.

DEFERRED COMPENSATION PLAN

Effective as of March 12, 2008

As amended on December 3, 2008

The purpose of this Bare Escentuals, Inc. Deferred Compensation Plan (the “Plan”) is to provide additional retirement benefits and income tax deferral opportunities for a select group of management and highly compensated employees of the Plan Sponsor and certain of its Affiliates. The Plan was originally effective as of July 1, 2005. This Plan is intended to be a “top hat plan,” exempt from certain requirements of ERISA, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and the Plan Sponsor intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA. This Plan is not intended to qualify for favorable tax treatment pursuant to Section 401(a) of the Code or any successor section or statute.

Bare Escentuals, Inc., a Delaware Corporation (the “Plan Sponsor”), now wishes to amend and restate the Plan on the terms and conditions set forth herein. This amendment and restatement of the Plan incorporates the Plan and the prior amendments thereto (except as further amended herein) and constitutes a complete amendment, restatement and continuation of the Plan. This amendment and restatement of the Plan is intended to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder. As provided in Notice 2007-86, with respect to an election or amendment to change a time and form of payment under the Plan made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

Pursuant to approval by the Board of the Plan Sponsor, the Plan is hereby amended, restated and continued, effective as of December 3, 2008, as follows:

ARTICLE ONE

DEFINITIONS

DEFINITION OF TERMS. Certain words and phrases are defined when first used in later Articles of this Plan. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

1.1. Account Balance. With respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Participant’s Deferral Account balance, and (ii) the Corporate Contributions Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2. Accounts. With respect to a Participant, as the context indicates, any or all of his or her Deferral Account and Corporate Contribution Account.

1.3. Affiliate. Any corporation, partnership, joint venture, association, or similar organization or entity, which is a member of a controlled group of companies which includes, or which is under common control with, the Plan Sponsor under Section 414 of the Code.

1.4. Annual Corporate Contribution Amount. For any one Plan Year, the amount determined in accordance with Section 3.4(b).

1.5. Annual Installment Method. Annual installment payments over two years, calculated as follows: 50% of the Account Balance of the Participant is to be paid on the date set forth in Article 5 and 100% of the Participant’s remaining Account Balance is to be paid on the first anniversary of such date.

1.6. Base Salary. The annual cash compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, directors fees and other fees, stock options and grants and any other form of equity-based compensation, and car allowances) paid to a Participant for services rendered during the Plan Year, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of any Employer.

1.7. Beneficiary. The Beneficiary designated by a Participant under Article 7, or, if the Participant has not designated a Beneficiary under Article 7, the person or persons entitled to receive distributions of benefits under Article 5.

1.8. Beneficiary Designation Form. The form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.9. Board. The Board of Directors of the Plan Sponsor.

1.10. Bonus. Any cash compensation, in addition to Base Salary, paid in respect of a Plan Year to a Participant as an Employee, as a bonus paid by the Employer.

1.11. Cause. For purposes of this Plan, “Cause” shall mean any of the following acts or circumstances: (i) willful destruction by the Participant of property of the Plan Sponsor or an Affiliate having a material value to the Plan Sponsor or such Affiliate; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the Participant (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor or an Affiliate); (iii) the Participant’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) the Participant’s breach, neglect, refusal, or failure to materially discharge the Participant’s duties (other than due to physical or mental illness) commensurate with the Participant’s title and function or the Participant’s failure to comply with the lawful directions of the Board or the Chief Executive Officer of the Plan Sponsor, or of the Board of Directors or the Chief Executive Officer of the Affiliate that employs the

Participant, in any such case that is not cured within 15 days after the Participant has received written notice thereof from such Board or Chief Executive Officer; (v) any willful misconduct by the Participant which may cause economic or reputational injury to the Plan Sponsor or an Affiliate, including, but not limited to, sexual harassment, or (vi) a willful and knowing material misrepresentation to the Board or the Chief Executive Officer of the Plan Sponsor or to the Board of Directors or the Chief Executive Officer of the Affiliate that employs the Participant.

1.12. Change in Control. “Change in Control” shall mean the occurrence of any of the following:

(a) Any “Person” or “Group,” as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, excluding any Excluded Stockholder, who is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Plan Sponsor, or of any entity resulting from a merger or consolidation involving the Plan Sponsor, representing more than 50% of the combined voting power of the then outstanding securities of the Plan Sponsor or such entity.

(b) The individuals who, as of the Effective Date, are members of the Board (the “Existing Directors”), cease, for any reason, to constitute more than 50% of the number of authorized directors of the Plan Sponsor as determined in the manner prescribed in the Plan Sponsor’s Certificate of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by the Plan Sponsor’s stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of (x) a merger, consolidation or reorganization to which the Plan Sponsor is a party, whether or not the Plan Sponsor is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Plan Sponsor, in one transaction or a series of related transactions, to any Person other than the Plan Sponsor, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (c) (singly or collectively, a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (a) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (c) if the Persons who were the stockholders of the Plan Sponsor immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of 50% or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (c) or the Person to whom the assets of the Plan Sponsor are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (c), in substantially the same proportions in which such stockholders held voting stock in the Plan Sponsor immediately before such Transaction.

1.13. Code. The Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

1.14. Compensation. The Base Salary and Bonus paid to a Participant for the relevant period.

1.15. Corporate Contribution. Any contribution made and credited to Corporate Contribution Accounts by the Plan Sponsor in accordance with Section 3.4(b).

1.16. Corporate Contribution Account. The sum of (i) all of a Participant’s Annual Corporate Contribution Amounts, plus (ii) the hypothetical deemed investment earnings and losses credited or charged in accordance with all the applicable provisions of this Plan that relate to the Participant’s Corporate Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Corporate Contribution Account. A Participant’s Corporate Contribution Account shall be divided into subaccounts as determined by the Plan Administrator to properly account for distribution elections attributable to a Participant’s Annual Corporate Contribution Amounts, and the deemed investment earnings and losses attributable thereto.

1.17. Deferral Account. The sum of (i) all of a Participant’s Participant Annual Deferral Amounts, plus (ii) the hypothetical deemed investment earnings and losses credited or charged in accordance with all the applicable provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account. A Participant’s Deferral Account shall be divided into subaccounts as determined by the Plan Administrator to properly account for distribution elections attributable to a Participant Annual Deferral Amount, and the deemed investment earnings and losses attributable thereto.

1.18. Disability. A Participant shall be considered disabled if the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan, if any, covering employees of the Participant’s employer.

1.19. Disability Date shall mean the date on which the Plan Administrator confirms that the Participant has a qualifying Disability and is eligible to receive payment hereunder.

1.20. Effective Date shall mean December 3, 2008.

1.21. Election Form. The form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator.

1.22. Eligible Employee. Any employee of the Plan Sponsor or an Affiliate who is selected to participate herein in accordance with the provisions of Section 2.1 hereof.

1.23. Employer(s).

(a) Except as otherwise provided in part (b) of this Section 1.23, any of the Plan Sponsor’s subsidiaries or Affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor, and

(b) For the purpose of determining whether a Participant has experienced a Separation from Service, the term Employer shall be as defined in Treasury Regulation Section 1.409A-1(h)(3) (i.e., using “at least 50%” instead of “at least 80%”).

1.24. ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a section of ERISA shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

1.25. Good Reason means the occurrence, on or after the occurrence of a Change in Control, of any of the following:

(a) The Plan Sponsor or any of its Affiliates materially reduces the Participant’s Base Salary.

(b) The Plan Sponsor discontinues its bonus plan in which the Participant participates as in effect immediately before the Change in Control without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or a successor to the Plan Sponsor fails or refuses to assume the obligations of the Plan Sponsor under such bonus plan as in effect immediately before the Change in Control or under a plan that is the substantial economic equivalent of such bonus plan.

(c) Without the Participant’s express written consent, the Plan Sponsor or any of its Affiliates requires the Participant to change the location of the Participant’s job or office, so that the Participant will be based at a location more than 100 miles from the former location of the Participant’s job or office.

(d) Without the Participant’s express written consent, the Plan Sponsor or any of its Affiliates reduces the Participant’s responsibilities or directs the Participant to report to a person of lower rank or responsibilities than the person to whom the Participant reported before the Change in Control.

1.26. Measurement Fund. The investment fund or funds selected by the Plan Administrator from time to time.

1.27. Participant. An Eligible Employee satisfies the requirements for participation set forth in Article 2. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.28. Participant Annual Deferral Amount. The portion of a Participant’s Compensation, which he or she elects to defer, and is deferred, for the Plan Year in question. In the event of a Participant’s termination from participation in the Plan prior to the end of a Plan Year, such year’s Participant Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.29. Plan. This Plan, together with any and all amendments or supplements thereto.

1.30. Plan Administrator. The Board or its designee. A Participant in the Plan should not serve as a singular Plan Administrator. If a Participant is part of a group or committee designated as Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under the Plan; matters solely affecting the applicable Participant will be resolved by the remaining committee members or by the Board.

1.31. Plan Retirement Date. The date the Participant attains 65 years of age.

1.32. Plan Year. The calendar year.

1.33. Retirement. A Participant’s Separation from Service after the Participant has reached his or her Plan Retirement Date.

1.34. Separation from Service. With respect to a Service Provider, his or her “separation from service,” as defined in Section 1.409A-1(h) of the Treasury Regulations, with respect to the Service Recipient. The Plan Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Participant has had a “Separation from Service,” and the date of such “Separation from Service.”

1.35. Service Provider. A Participant or any other “service provider,” as defined in Section 1.409A-1(f) of the Treasury Regulations.

1.36. Service Recipient. With respect to a Participant, the Employer and all persons considered part of the “service recipient,” as defined in Section 1.409A-1(g) of the Treasury Regulations, as determined from time to time. As provided in Section 1.409A-1(g) of the Treasury Regulations, the “Service Recipient” shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code.

1.37. Specified Employee. A Service Provider who, as of the date of the Service Provider’s Separation from Service, is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date. For purposes of this definition, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Section 1.415(c)-2(a) of the Treasury Regulations (and applied as if the

Service Recipient were not using any safe harbor provided in Section 1.415(c)-2(d) of the Treasury Regulations, were not using any of the elective special timing rules provided in Section 1.415(c)-2(e) of the Treasury Regulations, and were not using any of the elective special rules provided in Section 1.415(c)-2(g)) of the Treasury Regulations, from the Service Recipient for such Testing Year. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Section 1.409A-1(i) of the Treasury Regulations.

1.38. Specified Employee Effective Date. The first day of the fourth month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by the Service Recipient, in its discretion, in accordance with Section 1.409A-1(i)(4) of the Treasury Regulations.

1.39. Specified Employee Identification Date. For purposes of Section 1.409A-1(i)(3) of the Treasury Regulations, shall mean December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Section 1.409A-1(a) of the Treasury Regulations) of the Service Recipient and all affected Service Providers. The “Specified Employee Identification Date” may be changed by the Company, in its discretion, in accordance with Section 1.409A-1(i)(3) of the Treasury Regulations.

1.40. Testing Year. The twelve (12) month period ending on the Specified Employee Identification Date, as determined from time to time.

1.41. Year of Plan Participation. Each twelve (12) month period during which the Participant is employed on a full-time basis by an Employer, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence, beginning on the Participant’s date of entry into this Plan.

ARTICLE TWO

ELIGIBILITY AND PARTICIPATION

2.1 Selection. Participation in the Plan shall be limited to each employee of the Employers who for any Plan Year is expected to be a “highly compensated employee” as defined in Section 414(q) of the Code and a member of a “select group of management and highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Plan Administrator in its sole discretion.

2.2 Enrollment Requirements. As a condition to participation, each Eligible Employee shall complete, execute and return to the Plan Administrator an Election Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided an Eligible Employee has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, including returning all required documents to the Plan Administrator within the specified time period, that Eligible Employee shall become a Participant on the day on which his or her Election Form first becomes effective.

2.4 Termination of Participation and/or Deferrals. Once an Eligible Employee becomes a Participant, he or she shall continue as a Participant for all future Plan Years unless and until: (a) the Participant terminates from employment with the Employer in a manner that constitutes a Separation from Service, (b) is no longer an Eligible Employee (i.e., no longer meets the eligibility requirements of this Article 2), or (c) the Plan Administrator specifically acts to discontinue the Participant’s participation. If a Participant’s participation is discontinued, to the extent permissible under Section 409A of the Code, the Plan Administrator shall (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes and (ii) prevent the Participant from making future deferral elections or deferrals or receiving any future Company Contributions (except as expressly provided in Section 3.4(b). The former Participant’s Accounts shall be held until distributable under the terms of Article 5.

2.5 Reemployment. If a former employee who was a Participant is rehired by an Employer and is again selected as an Eligible Employee, he or she shall reenter the Plan on the first day of any Plan Year commencing after the date he or she is selected in accordance with the provisions of Section 2.1, provided that he or she will be treated as initially eligible to participate in the Plan pursuant to Section 1.409A-2(a)(7) of the Treasury Regulations as of such reentry date. Such Eligible Employee’s reentry into the Plan shall have no impact on any distributions that have been made or are being made in accordance with Article 5. Any amounts previously forfeited from the Participant’s Accounts pursuant to this Plan shall not be restored or reinstated upon the Participant’s subsequent reentry into the Plan. Upon reentry, such Participant shall not be credited with any Years of Plan Participation for years of prior service with any Employer prior to reentry unless the individual is rehired by an Employer within one year after the individual’s Separation from Service.

ARTICLE THREE

CONTRIBUTIONS AND CREDITS

3.1 Election to Defer. (a) In General. Except as otherwise provided in this Section 3.1, in order for a Participant to make a valid election to defer Base Salary or Bonus, the Participant must submit an Election Form on or before the deadline established by the Plan Administrator. Except as otherwise provided in this Section 3.1, such initial election shall occur no later than the December 31st preceding the Plan Year in which such compensation will be earned. Any deferral election made in accordance with this Section 3.1(a) shall be irrevocable except to the extent permitted under Section 409A. If no Election Form is timely delivered for a Plan Year, no Participant Annual Deferral Amount shall be withheld for that Plan Year.

(b) Timing of Deferral Elections for Newly Eligible Participants. Notwithstanding anything to the contrary in this Section 3.1, and except with respect to individuals described in Section 2.5 above, an Eligible Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year may be permitted to make an election to defer Base Salary and Bonus attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Plan Administrator, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan. Any deferral election made in accordance with this Section 3.1(b) shall become irrevocable no later than the 30th day after the date the Participant becomes eligible to participate in the Plan.

(c) Timing of Deferral Elections for Performance-Based Compensation. Notwithstanding anything to the contrary in this Section 3.1, and subject to the limitations below and any terms and conditions imposed by the Plan Administrator, in the case of any Bonus that constitutes performance-based compensation (within the meaning of Section 409A(a)(4)(b)(iii) of the Code) (“Performance-Based Compensation”) deferrable under this Plan, which Bonus is based on services performed over a period of at least 12 months, an initial election to defer such Bonus compensation may be made by timely completing and submitting to the Plan Administrator an Election Form no later than six (6) months before the end of the service period during such period as may be established by the Plan Administrator in its discretion for such elections.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.1(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.1(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

3.2 Minimum Participant Annual Deferral Amount. For each Plan Year, the aggregate minimum Participant Annual Deferral Amount for each Participant is $2,500. If an election is made for less than such minimum amount, or if no election is made, the amount deferred shall be zero.

3.3 Maximum Deferral. For each Plan Year, a Participant may elect to defer, as his or her Participant Annual Deferral Amount, up to 50% of his or her Base Salary and up to 100% of his or her Bonus, subject to the limitations set forth in this Section 3.3. Notwithstanding the foregoing, a Participant Annual Deferral Amount shall be limited in any Plan Year, if necessary, to satisfy the Participant’s income and employment tax withholding obligations (including Social Security, unemployment and Medicare), and the Participant’s employee benefit plan contribution requirements, determined on the first day of the election period for such Plan Year, as determined by the Plan Administrator.

3.4 Accounts; Crediting of Deferrals. Solely for record keeping purposes, the Plan Administrator shall establish a Deferral Account and a Corporate Contributions Account for each Participant. A Participant’s Accounts shall be credited with the deferrals made by him or her or on his or her behalf by his or her Employer under this Article 3 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Article 4, and charged with distributions made to or with respect to him or her.

(a) Participant Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Participant Annual Deferral Amount shall be withheld from each payroll period in equal amounts from the Participant’s Base Salary. The Bonus portion of the Participant Annual Deferral Amount shall be withheld at the time the Bonus is or would otherwise be paid to the Participant. The Participant Annual Deferral Amount shall be credited to the Participant’s Deferral Account.

(b) Corporate Contributions. Each Plan Year, the Plan Sponsor may make contributions (either discretionary, matching or both) to the Plan as it may determine from time to time and may direct that such contributions be allocated among the Corporate Contribution Accounts of those Participants that it may select. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero. The Corporate Contribution, if any, shall be credited to Participants’ Corporate Contribution Accounts on the date or dates declared by the Plan Sponsor. If a Participant is not employed by an Employer as of a given date of declaration other than by reason of his or her death while employed, the Discretionary Company Contribution for such Participant for that date of declaration, and future dates of declaration, shall be zero. In the event of death, a Participant shall be credited with all of the Corporate Contribution(s) (if any) for the Plan Year in which he or she dies. No Participant shall have a right to compel the Plan Sponsor to make a contribution under this Section 3.4(b) and no Participant shall have the right to share in the allocation of any such contribution for any Plan Year unless selected by the Plan Sponsor, in its sole discretion.

3.5 Vesting.

(a) Deferral Account. A Participant shall at all times be 100% vested in his or her Deferral Account.

(b) Corporate Contribution Account. Plan Sponsor contributions credited to a Participant’s Corporate Contribution Account under Section 3.4(b) of the Plan and any hypothetical or deemed investment earnings and losses attributable to these contributions shall become vested or nonforfeitable based on the Participant’s Years of Plan Participation according to the following schedule:

Years of Plan Participation	Percentage Vested
Less than 2	0%
2 but less than 3	25%
3 but less than 4	50%
4 but less than 5	75%
5 or more	100%

Notwithstanding the foregoing, a Participant’s Corporate Contribution Account shall be fully vested and nonforefeitable upon (i) the Participant’s Plan Retirement Date, (ii) the Participant’s death, (iii) the Participant’s Disability, or (iv) termination of the Plan.

(c) Forfeiture. Upon a Participant’s Separation from Service, a Participant shall forfeit any unvested portion of his or her Corporate Contribution Account, in the amount credited to such Corporate Contribution Account as of the most recent determination date preceding his or her Separation from Service with the Employers. Any such unvested forfeited portion of a Participant’s Corporate Contribution Account shall cease to be liabilities of the Employer or the Plan. All such forfeited amounts shall be deducted from the Participant’s Corporate Contribution Accounts immediately upon Separation from Service and credited to such Employer. For the avoidance of doubt, if an individual ceases to be a Participant but continues to be an employee of any Employer, he or she will continue to vest in his or her Corporate Contribution Account until such time as he or she undergoes a Separation from Service.

ARTICLE FOUR

ACCOUNTS AND ALLOCATION OF FUNDS

4.1 Earnings Credits or Losses. In accordance with, and subject to, the rules and procedures that are established from time to time by the Plan Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a) Measurement Funds. The Plan Administrator shall from time to time select one or more types of Measurement Funds and one or more specific Measurement Funds for deemed investment designation by Participants for the purpose of crediting or charging hypothetical or deemed investment earnings and losses to his or her Account Balance. As necessary, the Plan Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund. The Plan Administrator shall notify the Participants of the types of Measurement Funds and the specific Measurement Funds selected from time to time.

(b) Election of Measurement Funds. A Participant may elect one or more Measurement Fund(s) (as described in Section 4.1(c) below) to be used to determine the additional amounts to be credited (or charged, as the case may be) to his or her Account Balance, in accordance with such rules as the Plan Administrator may provide.

(c) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Plan Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited as frequently as is administratively feasible, but no less often than monthly, based on the performance of each Measurement Fund selected by the Participant, as determined by the Plan Administrator in its sole discretion.

(d) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by any Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employers. Any liability of an Employer to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Plan Sponsor, the Board, the Plan Administrator, any Employer and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Plan Sponsor and an Employer and a Participant, former Participant, Beneficiary or any other individual or entity. Neither the Plan Sponsor nor any Employer in any way guarantees any Participant’s Account Balance against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall any Employee, officer, director or stockholder of the Plan Sponsor or any Employer be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment hereunder.

4.2 Distributions. Any distribution with respect to a Participant’s Account Balance shall be charged to the appropriate Account as of the date such payment is made by the Employer or the trustee of any Trust which may be established for the Plan.

ARTICLE FIVE

ENTITLEMENT TO BENEFITS

5.1 Retirement Benefit:

(a) In the event of a Participant’s Retirement, the Plan Administrator shall thereafter cause to be paid to the Participant his or her vested Account Balance, valued as of the date of such Retirement. Such benefits shall be payable in the manner and frequency previously elected by the Participant on his or her Election Form(s). A Participant may select distribution of his or her Retirement benefit in the form of a lump sum payment or the Annual Installment Method. If the Participant picks the Annual Installment Method, the first installment payment shall be paid within 90 days following the date of Participant’s Retirement. If the Participant picks a lump sum or fails to select a form of distribution for purposes of distributions from such Participant’s Accounts upon Retirement, such distributions shall be made in a lump sum payment within 90 days following the date of the Participant’s Retirement.

(b) Notwithstanding the foregoing, in accordance with Section 1.409A-3(j)(4)(v) of the Treasury Regulations, a Participant’s Retirement benefit may be distributed in one lump sum not later than 90 days after the date of the Participant’s Retirement rather than in installments if the Participant’s Account Balance as of the date of his or her Retirement is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

5.2 Disability Retirement Benefit. The Participant shall be entitled to receive payments hereunder prior to his or her Separation from Service if he or she is Disabled. If a Participant has a qualifying Disability, the benefit payable hereunder shall be equal to the Participant’s vested Account Balance, valued as of his or her Disability Date. Such benefit shall be payable in a lump sum within 90 days following the Participant’s Disability Date.

5.3 Death Benefits:

(a) Death Benefit Prior to Commencement of Benefits. If the Participant dies while in the employment of the Plan Sponsor or an Affiliate prior to the commencement of benefit payments, the Plan Administrator shall cause a survivor benefit to be paid in an amount equal to the Participant’s vested Account Balance at the date of death. The death benefit payable under this Section 5.3 shall be distributed to the Participant’s Beneficiary in a lump sum payment within 90 days following the Participant’s date of death. Payment will be made to the Beneficiary listed on the Beneficiary Designation Form last received by the Plan Sponsor from the Participant prior to his or her death. If no Beneficiary Designation Form has been received by the Plan Sponsor, payment shall be made to the Participant’s estate.

(b) Death Benefit After Commencement of Benefits. In the event of the Participant’s death after the commencement of benefit payments, but prior to the completion of such payments due to and owing hereunder, the Plan Administrator shall cause such payments to continue in installments over the remainder of the period and in the same amounts as that benefit would have been paid to the Participant had he or she survived. Such continuing payments shall be made to the Participant’s designated Beneficiary in accordance with the last such designation received by the Plan Sponsor from the Participant prior to his death. If no such designation has been received by the Plan Sponsor, such payments shall be made to the Participant’s estate.

5.4 Separation from Service Benefits:

(a) In the event of the Participant’s Separation from Service for any reason other than for Disability, Retirement or Death, the Plan Administrator shall cause to be paid to the Participant a Separation from Service Benefit based on the Participant’s vested Account Balance. A Participant may select distribution of his or her Account Balance upon Separation from Service in the form of a lump sum payment or the Annual Installment Method. If the Participant picks the Annual Installment Method, the first installment payment shall be paid within 90 days following the date of Participant’s Separation from Service. If the Participant picks a lump sum or fails to select a form of distribution for purposes of distributions from such Participant’s Accounts upon Separation from Service, such distributions shall be made in a lump sum payment within 90 days following the date of the Participant’s Separation from Service.

(b) In the event the Participant’s Separation from Service is as a result of the termination of his or employment by an Employer for Cause, the Participant shall forfeit the unvested portion of his or her Corporate Contribution Account, and all rights of the Participant, his or her designated Beneficiary, executors, or administrators, or any other person, to receive payments thereof shall be forfeited.

5.5 Distribution Upon Unforeseeable Emergency:

(a) Unforeseeable Emergency. In the event that the Plan Administrator, following a written request by a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Plan Administrator shall cause to be paid to the Participant, within 90 days following such determination, an amount necessary to meet the Unforeseeable Emergency, but not exceeding the vested balance of such Participant’s Accounts as of the date of such payment. For purposes of this Section 5.5(a), an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Plan Administrator based on the relevant facts and circumstances. The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date for such payout, as determined by the Plan Administrator in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

(b) Rules Adopted by Plan Administrator. The Plan Administrator shall have the authority to adopt additional rules relating to hardship distributions. In administering these rules, the Plan Administrator shall act in accordance with the principle that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption.

(c) Limit on Number of Distributions. No Participant may receive more than one distribution on account of an Unforeseeable Emergency in any Plan Year.

(d) Prohibition of Further Deferrals. A Participant who receives a distribution on account of an Unforeseeable Emergency, and who is still employed by an Employer, shall be prohibited from making deferrals under Article 3.1 for the remainder of the Plan Year in which the distribution is made, to the extent required under Section 409A(a)(2)(B)(ii) of the Code.

(e) Account Adjustments. A Participant’s withdrawal upon the occurrence of Unforeseeable Emergency shall be charged on a pro rata basis to the Participant’s vested interests in such Participant’s Accounts.

5.6 Effect of Change in Control. A Participant shall become fully vested in his or her Corporate Contribution Account if, within one year after the occurrence of a Change in Control, his employment is involuntarily terminated by all Employers for any reason other than Cause or his death or Disability, or he voluntarily terminates his employment with all Employers for Good Reason. From and after the occurrence of a Change in Control, the Plan Administrator shall consist of a committee of the individuals who were members of the Board 90 days before the occurrence of the Change in Control, with any vacancy in such the Plan Administrator occurring thereafter being filed with a person or persons selected by the other members of the Plan Administrator.

5.7 Benefits Not Transferable. No Participant or Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part of all the amounts payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or dissolution of marriage. Any such attempted assignment shall be void. The benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, the Board, the Plan Sponsor and any Employer shall not be required to comply with the terms of such order in connection with this Plan. Notwithstanding the foregoing, the withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation under this Section 5.7 and shall be permitted under the Plan.

5.8 No Trust Created. Nothing contained in this Plan, and no action taken pursuant to its provisions by any person shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Plan Sponsor or any Employer and any other person.

5.9 Section 409A Delay in Payment. If a Participant is a Specified Employee on the date of Participant’s Separation from Service (including but not limited to a Separation from Service that constitutes Retirement), then the payment of such Participant’s vested Account Balance shall be delayed, solely to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, as follows: on the earlier to occur of (a) the date that is six months and one day after the Participant’s Separation from Service or (b) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Plan Sponsor shall (i) pay to Participant a lump sum amount equal to the sum of the payments that Participant would otherwise have received through the Delayed Initial Payment Date if the commencement of such payments had not been so delayed pursuant to this Section 5.9 and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Plan. It is intended that each installment of the payments provided for in this Plan is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

ARTICLE SIX

DISTRIBUTION OF BENEFITS

6.1 Benefits Payable Only From General Corporate Assets: Unsecured General Creditor Status of Participant:

(a) Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employers; no person shall have any interest in any such asset by virtue of any provision of this Plan. An Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from an Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Employer.

(b) In the event that, in its discretion, an Employer purchases an insurance policy or policies insuring the life of a Participant or Employee, to allow the Employer to recover or meet the cost of providing benefits in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever therein or in said policy or the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

(c) In the event that an Employer purchases an insurance policy or policies on the life of a Participant or an Employee as provided for above, then all of such policies shall be subject to the claims of the creditors of the Employer.

(d) If an Employer chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company(ies) designated by the Employer. If a Participant submits information to any such insurance company(ies) and if the Participant makes a material misrepresentation in an application for any insurance that may be used to insure any of the Employer’s obligations under this Plan, and if as a result of that material misrepresentation an insurance company is not required to pay all or any part of the benefit provided under that insurance, the Participant’s right to a benefit under this Plan will be reduced by the amount of the benefit that is not paid by the insurance company because of such material misrepresentation if applicable.

6.2 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer, the Plan Sponsor and Plan from further liability on account thereof.

ARTICLE SEVEN

BENEFICIARIES

7.1 Beneficiary Designation. A Participant shall have the right, at any time, to submit a Beneficiary Designation Form designating of primary and secondary Beneficiaries to whom payment under this Plan shall be made in the event of his or her death prior to complete distribution of the benefits payable. Each Beneficiary Designation Form shall become effective only when receipt thereof is acknowledged in writing by the Plan Administrator. The Plan Administrator shall have the right, in its sole discretion, to reject any Beneficiary Designation Form. Any attempt to designate a Beneficiary, otherwise than as provided in this Article shall be ineffective.

7.2 Doubt as to Beneficiary. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Plan Administrator shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Plan Administrator’s satisfaction.

7.3 Discharge of Obligations. The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge all Employers and the Plan Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Election of Deferral shall terminate upon such full payment of benefits.

ARTICLE EIGHT

PLAN ADMINISTRATION

8.1 Responsibility of Administration of the Plan:

(a) The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. It may also delegate all or a portion of its responsibilities as Plan Administrator to others and may exercise any other powers necessary for the discharge of its duties. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Plan Administrator with respect to the Plan.

(b) The primary responsibility of the Plan Administrator is to administer the Plan for the benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination shall be conclusive and binding upon all persons and their heirs, executors, beneficiaries, successors and assigns. The Plan Administrator shall have all powers necessary or appropriate to accomplish its duties under the Plan. The Plan Administrator shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as may arise in connection with the Plan.

8.2 Claims Procedure.

(a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Plan Administrator at the Plan Sponsor’s then principal place of business. The claims procedure of this Section 8.2 shall be applied in accordance with Section 503 of ERISA and Department of Labor Regulation Section 2560.503-1.

(b) Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days after the receipt of the benefits claim by the Plan Administrator and that the Plan Administrator shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional 90 days, unless the Plan Administrator determines that special circumstances require an extension of time for making a determination with respect to the benefits claim. If the Plan Administrator determines that an extension of time for making a determination with respect to the benefits claim is required, the Plan Administrator shall provide the Claimant with written notice of such extension prior to the end of the initial 90 day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the benefit determination. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c) Request for Review. Within 60 days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Review Committee (as defined below)review the Plan Administrator’s determination. Such request must be addressed to the Plan Administrator at the Plan Sponsor’s then principal place of business. The Claimant shall be afforded the opportunity to submit written comments, documents, records, and other information relating to the benefits claim, and the Claimant shall be provided, upon request and free of charge, reasonable access to all documents, records and other information relevant to the Claimant’s benefits claim. A document, record or other information shall be considered “relevant” to the benefits claim as provided in Department of Labor Regulation Section 2560-503-1(m)(8). The review on appeal by the Board of Directors of the Plan Sponsor shall take into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Plan Administrator’s initial determination with respect to the benefits claim. If the Claimant does not request a review of the determination within such 60-day period, he or she shall be barred and estopped from challenging the determination.

(d) Review of Decision. The Review Committee shall advise the Claimant in writing of the Review Committee’s determination of the appear within 60 days of the Review Committee’s receipt of Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a determination within the 60 day period infeasible, but in no event shall the Review Committee render a determination regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. If the Claimant’s appeal of the denial of the Claimant’s benefits claim is denied in whole or in part, the Review Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reasons for such denial of the appeal;

(ii) Specific reference to pertinent provisions of this Plan on which such denial of the appeal is based;

(iii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s benefits claim (and a document, record or other information shall be considered “relevant” to the benefits claims as provided in Department of Labor Regulation Section 2560.503-1(m)(8); and

(iv) A statement describing the Claimant’s right to bring an action under ERISA Section 502(a).

(e) Review Committee. The Plan Administrator may from time to time appoint a review panel that may consist of two or more individuals who may, but need not, be employees of the Plan Sponsor (the “Review Committee”). If no such Review Committee is named, the Board of Directors of the Plan Sponsor shall be deemed the Review Committee for purposes of this Section 8.2. The Review Committee shall be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits or a determination of benefit rights.

8.3 Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, and which is not resolved through the claims procedure set forth in Section 8.2, including any claim arising out of a Participant’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of any provision of this Plan, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

(a) In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within 10 business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the office of the American Arbitration Association (“AAA”) or of the Federal Mediation and Conciliation Service. If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b) Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

(c) In any arbitration hereunder, the Plan Sponsor shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees; provided, however, that the prevailing party shall be reimbursed for such costs, expenses and fees within 45 days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the costs, expenses or fees were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the 10th anniversary of the date of the Participant’s Separation from Service. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

(d) The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

(e) This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate manner, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the employee benefit plan claims rules and procedures of the AAA then in effect; provided, however, that, (i) all evidence presented to the arbitrator shall be in strict conformity with the legal rules of evidence, and (ii) in the event of any inconsistency between the employee benefit plan claims rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 8.3 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 8.3, and this Section 8.3 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 8.3 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

8.4 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

ARTICLE NINE

AMENDMENT OR TERMINATION

9.1 Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its Board of Directors or other similar governing body. Upon the termination of the Plan with respect to any Employer, the participation of the affected Participants who are employed by that Employer shall terminate. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Participant Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Section 409A of the Code and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.4. The Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Section 1.409A-3(j)(4)(ix) of the Treasury Regulations, the Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

9.2 Amendment. (a) An Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its Board of Directors or similar governing body; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made or to cause the Plan to fail to meet the requirements of Section 409A of the Code with respect to any Participant without such

Participant’s consent. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding any provisions of this Section 9.2 to the contrary, the Board may amend the Plan at any time, in any manner, if the Board determines any such amendment is required to ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law, including ERISA and the Code.

(b) Notwithstanding anything to the contrary in the Plan, if and to the extent the Plan Administrator shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A of the Code, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Plan Administrator shall have authority to take such action to amend, modify, cancel or terminate the Plan (effective with respect to all Employers) or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation:

(i) Any amendment or modification of the Plan to conform the Plan to the requirements of Section 409A of the Code or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Accounts regarding the timing or form of payment).

(ii) Any cancellation or termination of any unvested interest in a Participant’s Accounts without any payment to the Participant.

(iii) Any cancellation or termination of any vested interest in any Participant’s Accounts, with immediate payment to the Participant of the amount otherwise payable to such Participant.

(iv) Any such amendment, modification, cancellation, or termination of the Plan that may adversely affect the rights of a Participant without the Participant’s consent.

9.3 Effect of Payment. The full payment of the applicable benefit under Article 5 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.

ARTICLE TEN

THE TRUST

10.1 Establishment of Trust. The Plan Sponsor may establish a grantor trust, of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan (the “Trust”). If the Plan Sponsor establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Employer(s) from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Employer(s). The Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. If the Plan Sponsor establishes a Trust, the assets of the Trust will be subject to the claims of each Employer’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, neither the Plan Sponsor nor any Employer shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Plan Sponsor or an Employer other than the unsecured right to receive payments from the Employer, as provided in this Plan.

10.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

10.3 Contribution to the Trust. Amounts may be contributed by an Employer to the Trust in the sole discretion of the Employer.

ARTICLE ELEVEN

MISCELLANEOUS

11.1 Entire Agreement. The Plan and each executed Election Form, Beneficiary Designation Form, and other administrative forms shall constitute the total agreement between the Employers and the Participant. No oral statement regarding the Plan may be relied upon by the Participant. In the event that there is a discrepancy between the Plan and the administrative forms, summary descriptions, the Plan will control.

11.2 Invalidity of Provisions. If any provision of this Plan shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless be carried into effect.

11.3 Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Plan Administrator is unable to locate the Participant or beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Plan Sponsor upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or beneficiary, without interest from the date it would have otherwise been paid.

11.4 Offset For Obligations To Plan Sponsor. If, at such time as the Plan Participant becomes entitled to benefit payments hereunder, the Plan Participant has any debt, obligation or other liability representing an amount owing to the Plan Sponsor or an Affiliate of Plan Sponsor, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Plan Sponsor may offset the amount owing it or an Affiliate against the amount of benefits otherwise distributable hereunder.

11.5 Governing Law. The Plan and the rights and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the State of California, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law.

11.6 Status of Plan. The Plan is intended to be a plan that (i) is not qualified within the meaning of Section 401(a) of the Code, (ii) “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and (iii) is intended to comply with the requirements of Section 409A of the Code. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

11.7 Tax Withholding.

(a) Annual Deferral Amounts. For each Plan Year in which a Participant Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall be entitled to require payment by the Participant of any sums required by federal, state or local tax law to be withheld with respect to the deferral, in amounts and in a manner to be determined in the sole discretion of the Employer(s).

(b) Corporate Contributions. When a Participant becomes vested in a portion of his or her Corporate Contribution Account, the Participant’s Employer(s) shall be entitled to require payment by the Participant of any sums required by federal, state or local tax law to be withheld with respect to the deferral, in amounts and in a manner to be determined in the sole discretion of the Employer(s).

(c) Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

(d) Satisfaction of Tax Obligations. There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer(s) in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of such of cash sufficient to provide the amount of said taxes. In addition, to the extent a Participant does not pay any sums required by federal, state or local tax law to be withheld with respect to any deferral or distribution hereunder, the Company shall be entitled to deduct such amounts from the Participant’s Accounts.

11.8 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Participant’s Employer(s). The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

11.9 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account Balance until all legal and contractual obligations of the Employer(s) relating to establishment of the Plan and the making of such payments shall have been complied with in full.

11.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

11.11 Court Order. The Plan Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Plan Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Plan Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

11.12 Section 409A (a) To the extent applicable, this Plan shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(b) If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Plan Administrator may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the unpaid vested Account Balance.

IN WITNESS WHEREOF, the Plan Sponsor has executed this Plan as of the day and year of the latest amendment set forth above.

For: Bare Escentuals, Inc.

By:	/s/ Myles McCormick
Title:	EVP, COO, CFO